Exhibit 10.5

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT by and between Hologic, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”), dated as of November 13, 2008 (the “Agreement”).

WHEREAS, the Executive serves as a Senior Vice President of the Company; and

WHEREAS, the Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and, in connection therewith, to provide the Executive with compensation and benefits arrangements upon a Change of Control as set forth herein; and

WHEREAS, the Company and Executive desire to enter into this Change of Control Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

“Accrued Obligations” means the sum of (i) any portion of the Executive’s base salary earned but not yet paid through the Date of Termination, (ii) the product of (x) the Average Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy including, any unpaid accrued vacation pay, in each case, to the extent earned, but not yet paid by the Company through the Date of Termination. Notwithstanding anything to the contrary in the foregoing, the term “Accrued Obligations” shall not include any severance benefits not otherwise expressly set forth herein, it being understood that this Agreement, as it relates to the termination during the Change of Control Period, shall supersede any severance benefits to which the Executive would otherwise have been entitled to pursuant to any other severance agreement or severance plan that would otherwise have been applicable to the Executive.

“Annual Base Salary” means the greater of the Executive’s annual base salary as of (i) the date of the consummation of a Change of Control or (ii) Date of Termination. Notwithstanding anything herein to the contrary, any portion of Annual Base Salary electively deferred by the Executive pursuant to a qualified or a non-qualified plan shall be included in determining Annual Base Salary.

“Annual Bonus” means the amount paid to Executive in accordance with the Company’s annual bonus plan, provided, that any portion of an annual bonus electively deferred by the Executive pursuant to a qualified or a non-qualified plan shall be included in determining Annual Bonus. For the avoidance of doubt the Executive’s Annual Bonus amount shall exclude any retention bonus paid pursuant to a separate retention agreement between Company and Executive and any amount contributed or to be contributed by the Company on behalf of the Executive pursuant to any qualified or non-qualified plan maintained by the Company. Notwithstanding anything herein to the contrary, the Executive’s Annual Bonus amount for fiscal years 2008, 2007 and 2006 shall be the amount set forth on Exhibit A attached hereto.

“Average Annual Bonus” means an amount equal to the average (annualized for any completed fiscal year with respect to which the Executive has been employed by the Company for less than twelve (12) full months) of the Annual Bonus (payable to the Executive by the Company and, if applicable, its predecessors, in respect of each of the three (3) fiscal years immediately preceding the fiscal year in which a Change of Control occurs.

“Cause” means a determination by the Company that any of the following has occurred: (i) disloyalty, gross negligence, willful misconduct or breach of fiduciary duty to the Company which results in substantial direct or indirect loss, damage or injury to the Company; (ii) Executive’s material violation of the Company’s Code of Conduct, and other Company Codes of Conduct or other policies and procedures that are applicable to the Executive; (iii) the commission, indictment, plea of nolo contendere or conviction of Executive of a felony; (iv) the breach of the Executive’s confidentiality, non-competition, non-solicitation covenants set forth in a separate written agreement between the Company and the Executive; or (v) a violation of federal or state securities law or regulations.

“Change of Control” means:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of the Company; provided, however, that any acquisition by the Company, or any employee benefit plan (or related trust) of the Company of 50% or more of Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change in Control; or

(ii)	Any transaction which results in the Continuing Directors (as defined in the Certificate of Incorporation of the Company) constituting less than a majority of the Board of Directors of the Company; or

(iii)	The consummation of (i) a Merger with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individual’s and entities’ shareholdings in the corporation resulting from the Merger immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

Notwithstanding the foregoing, no Change of Control shall be deemed to occur if as a result of any transaction referred to in paragraph (iii) above, the Company is deemed to be the accounting acquirer under U.S. generally accepted accounting principles pursuant to paragraph 17 of Statement of Financial Accounting Standard (SFAS) 141, as it may be amended from time to time or any successor rule, standard, pronouncement, law or regulation.

“Change of Control Period” means the period commencing upon a Change of Control and ending two (2) years after a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended and any successor act thereto.

“Company Payments” has the meaning ascribed to in Section 6.

“Company’s Accountants” means the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by the such certified public accountants.

“Date of Termination” means the date of receipt of the notice of termination by either party provided that if the Executive’s employment is terminated by the Executive as a result of Good Reason, the Date of Termination shall be the date that the Company’s 30 day cure period expires.

“Disability” means Executive’s inability to satisfactorily perform the essential functions and duties of Executive’s position with the Company, with or without reasonable accommodation, for either 60 consecutive days or 90 days in any 6 month period, as a result of any physical or mental impairment, as determined by the Board upon certification thereof by a qualified physician selected by the Board after such physician examines Executive. Executive agrees, upon request by the Board, to submit to such examination and to provide the Board such medical evidence, records and examination data as is reasonably necessary for the Board to evaluate any potential Disability. The Board agrees to treat such medical information confidentially as required by law.

“Effective Date” means the date of the occurrence of a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor act thereto.

“Excise Tax” has the meaning ascribed to it in Section 6.

“Good Reason” means:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties and responsibilities as in effect immediately prior to the Change of Control;

(iii)	A material diminution in the authority, duties and responsibilities of the supervisor to whom the Executive is required to report as in effect immediately prior to the Change of Control;

(iv)	A material change in the geographic location in which Executive’s principal office was located immediately prior to the Change of Control;

(v)	A material diminution in the budget over which the Executive had authority immediately prior to the of the Change of Control;

(vi)	Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services;

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

“Merger” means a reorganization, merger or consolidation.

“Non-Competition Agreements” means any agreement other than this Agreement between the Executive and the Company containing restrictive covenants pertaining to confidentiality, non-competition and non-solicitation.

“Voting Stock” means the then outstanding shares of voting stock of the Company.

“Welfare Benefit Continuation” means the continuation of medical and dental insurance benefits to the Executive and/or the Executive’s family at least equal to and on the same basis to those which would have been provided in accordance to the terms of the plans to other similarly situated employees of the Company. For the avoidance of doubt, Welfare Benefit Continuation shall not include disability, group life or other fringe benefits.

2. Effect of Change of Control and Obligations of the Company upon Termination Following a Change of Control.

(a) Termination Following a Change of Control as a Result of Death, Disability or Cause. If the Company consummates a Change of Control and during the Change of Control Period the Executive’s employment is terminated for Cause or as a result of the Executive’s death or disability, then this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than for payment of any Accrued Obligations and any other benefits or compensation payable under any employee benefit plan in accordance with the applicable plans’ terms.

(b) Termination Following a Change of Control Other Than for Death, Disability or Cause or as a Result of Good Reason. If the Company consummates a Change of Control and during the Change of Control Period the Company terminates the Executive’s employment other than for death or Disability or Cause, or if the Executive terminates employment for Good Reason then the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts: (i) all Accrued Obligations; (ii) a lump sum amount equal to the product of (X) one (1) multiplied by (Y) the sum of (A) the Annual Base Salary and (B) the Average Annual Bonus; (iii) any other benefits or compensation payable under any employee benefit plan in accordance with the applicable plans’ terms; (iv) all unvested options, restricted stock, restricted stock units or stock appreciation rights which Executive then holds to acquire securities from the Company, shall be immediately and automatically exercisable as of the Date of Termination notwithstanding any other provisions to the contrary contained herein or in any option agreement, restricted stock agreement or other equity compensation agreement, between the Company and the Executive, or any stock option, restricted stock, restricted stock units or other equity compensation plans sponsored by the

Company, unless such agreement or plan expressly references and supersedes this Agreement; and (v) the Company shall timely pay and provide Welfare Benefit Continuation for the twelve (12) months following the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical or dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

3. Non-exclusivity of Rights. Except as provided in this Section 3, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies; provided, however, that in the event the Executive is entitled to benefits under Section 2(b), then the Executive shall have no right to severance under any separate agreement with the Company or any plan or policy of the Company.

4. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6, such amounts shall not be reduced whether or not the Executive obtains other employment.

5. Full Settlement/Release. The Executive shall only be entitled to receive payments and accelerated vesting under Sections 2(b)(ii) and 2(b)(iv), respectively, if Executive: (a) executes a general release of the Company, in a form and of a scope determined by the Company in its sole discretion including, without limitation, non-disparagement provisions; (b) presents satisfactory evidence to the Company that she/he has returned all Company property, confidential information and documentation to the Company; (c) continues to comply with the provisions of any Non-Competition Agreements; and (d) provides the Company with a signed, written resignation of Executive’s status as an officer and/or director of the Company or any of its affiliates, if applicable. In the event that the Company determines in good faith that Executive has breached, or has threatened to breach, any material provision of the aforementioned restrictive covenants set forth in a separate written agreement, the Company shall immediately terminate all payments and benefits and Executive shall no longer be entitled to such benefits. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Company, including injunctive relief. The Company shall pay all legal fees and expenses which the Executive may reasonably incur in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Agreement, if the Executive prevails in such action.

6. 280G.

(a) In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the

Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Company Payments or (2) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

(b) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

7. Term. The initial term of this Agreement shall be for a period commencing on November 13, 2008 and ending on December 31, 2011; provided, that, commencing on January 1, 2011 and each January 1st thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than thirty (30) days prior to such January 1, the Company shall have given notice that it does not wish to extend this Agreement; and provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control shall have occurred during such term.

8. Acknowledgment and Confirmation of Non-Competition Agreements. The Executive hereby acknowledges and confirms the obligations of the Executive to the Company under any Non-Competition Agreements and that such acknowledgment and confirmation is given by the Executive as further consideration for the covenants and agreements of the Company hereunder.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be given by electronic mail, hand delivery to the other party or by registered or certified mail, overnight courier, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[INSERT]

If to the Company:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: David Brady, Senior Vice President

Facsimile Number: (781) 280-0674

E-Mail Address: dbrady@hologic.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) Entire Agreement/Amendment. This Agreement contains the entire understanding of the Company and the Executive with respect to the rights and other benefits that the Executive shall be entitled during the Change of Control Period; provided, however, that the Employee Intellectual Property Rights and Non-Competition Agreement, option agreement or other employment agreement by and between the Company and Executive shall remain in full force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(g) Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company or successor shall provide written evidence to the Executive to document compliance with the foregoing sentence within ten (10) business days of the Effective Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. In addition, the Executive shall be entitled, upon exercise of any outstanding stock options or stock appreciation rights of the Company, to receive in lieu of shares of the Company’s stock, shares of such stock or other securities of such successor as the holders of shares of the Company’s stock received pursuant to the terms of the merger, consolidation or sale.

(h) At Will Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the

Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement. Notwithstanding anything contained herein, if, during the Change of Control Period, the Executive shall terminate employment with the Company other than for Good Reason, the Executive shall have no liability to the Company.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(j) Construction. As used herein, unless the context otherwise dictates, the term “Company” shall be read to include the Company and each of its parents and subsidiaries, and any of their respective subsidiaries.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HOLOGIC, INC.

By:
Name:	Glenn P. Muir
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

[INSERT NAME]

CHANGE OF CONTROL AGREEMENT

Exhibit A

Executive’s Name:

Fiscal Year	Annual Bonus Paid
2008
2007
2006
Average Annual Bonus

Schedule to Change of Control Agreement

The following is a list of our officers who are party to the Agreement, the form of which is filed herewith:

David Brady

Mark J. Casey

Howard Doran, Jr.

Arthur Friedman

Stephen Furlong

David Harding

William Healy

Douglas Ikeda

Zhenxue Jing

Stuart Kingsley

Robert Lavallee

Roger Mills

Michael Parrilla

John Pekarsky

David Rudzinsky

Peter Soltani

Thomas Umbel